                                                                     EXHIBIT 3.2


                          CERTIFICATE OF DESIGNATIONS,
                             PREFERENCES AND RIGHTS
                                       of
                      SERIES C CONVERTIBLE PREFERRED STOCK
                                       of
                             METAL MANAGEMENT, INC.

                         Pursuant to Section 151 of the
                        Delaware General Corporation Law

         Metal Management, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors as required by Section 151 of the Delaware General Corporation Law.

         RESOLVED, that pursuant to the authority granted to the Board of Directors in accordance with the provisions of the Company's Amended and Restated Certificate of Incorporation, the Board of Directors hereby authorizes a series of the Company's previously authorized Preferred Stock, par value $.01 per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges and restrictions thereof as follows:

1.       DESIGNATION AND AMOUNT.

         The designation of this series, which consists of 6,000 shares (the "Preferred Shares") of Preferred Stock, is the Series C Convertible Preferred Stock (the "Series C Preferred Stock") and the face amount shall be One Thousand Dollars ($1,000) per share (the "Stated Value").

2.       DIVIDENDS.

         (a) Payment of Dividends. The holders of shares of Series C Preferred Stock (each, a "Holder" and collectively, the "Holders") shall be entitled to receive cumulative dividends ("Dividends") on the Series C Preferred Stock accruing on the Stated Value of each share thereof at an annual rate of six and nine-tenths percent (6.9%). Dividends shall be payable in cash or, at the option of the Company (the "Stock Payment Option"), in shares (the "Dividend Payment Shares") of common stock (the "Common Stock"), $.01 par value per share, of the Company. All Dividends paid in cash shall be payable semi-annually on October 31 and April 30 of each year while the Preferred Shares are outstanding, and on each Conversion Date (each as defined below, a "Dividend Payment Date"). In the event that the Company elects to exercise the Stock Payment Option with respect to any Dividends, the Company shall deliver to the Holders, on the applicable Dividend Payment Date, a notice advising the Holders that the Company has elected to pay such Dividends in Common Stock.

         (b) Delivery of Dividend Payment Shares. If the Company elects to exercise the Stock Payment Option upon a Dividend Payment Date, the Company shall deliver to each Holder, on or before the tenth business day following the applicable Dividend Payment Date, one or more certificates representing the aggregate number of whole Dividend Payment Shares that is determined by dividing (x) the amount of the Dividend which has accrued with respect to all of the Preferred Shares held by such Holder and would otherwise be payable in cash on the applicable Dividend Payment Date by (y) the average of the Closing Bid Prices (as defined below) for the Common Stock on the five (5) Trading Days (as defined below) occurring immediately prior to (but not including) the applicable Dividend Payment Date. No fractional Dividend Payment Shares shall be issued; the Company shall, in lieu thereof, either issue a number of Dividend Payment Shares which reflects a rounding up to the next whole number of shares or pay such amount in cash. The Dividend Payment Shares shall be fully paid and non-assessable, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company, entitled to all of the rights, preferences and privileges set forth herein, and shall be issued and delivered to the Holder on or before the tenth business day following the applicable Dividend Payment Date. "Trading Day" shall mean any day on which the Common Stock is traded for any period on the Nasdaq National Market or on the principal securities exchange or market on which the Common Stock is then traded. "Closing Bid Price" means, with respect to a security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg Financial Markets or a comparable reporting service of national reputation selected by the Company and reasonably acceptable to holders of a majority of the then outstanding shares of Series C Preferred Stock if Bloomberg Financial Markets is not then reporting closing bid prices of such security (collectively, "Bloomberg"), or if the foregoing does not apply, the last reported sale price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no sale price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the "pink sheets" by the National Quotation Bureau, Inc. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as reasonably determined by an independent investment banking firm selected by the Holders of a majority of the then outstanding shares of Series C Preferred Stock, and reasonably acceptable to the Company, with the costs of such appraisal to be borne by the Company.

3.       PRIORITY.

         (a) Payment upon Dissolution, Etc.. Upon the occurrence and continuance of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Company or by its creditors, as such, or relating to its assets or (y) the dissolution or other winding up of the Company whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Company (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital stock (other than capital stock that ranks senior to or pari passu with the Series C Preferred Stock) of the Company unless prior thereto each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series C Preferred Stock then held by such Holder. In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Series C Preferred Stock and to the holders of any pari passu securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series C Preferred Stock and of such pari passu securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares.

         (b) Liquidation Preference. The "Liquidation Preference" with respect to a share of Series C Preferred Stock shall mean an amount equal to the Stated Value of such share plus any accrued and unpaid Dividends thereon.

         (c) Ranking. In the event of the liquidation, dissolution or other winding up of the Company, the Holders of the Series C Preferred Stock shall be treated pari passu with the holders of the Company's Series A Preferred Stock and Series B Preferred Stock.

4.       CONVERSION.

         (a) Right to Convert. Subject to the limitations contained in paragraph 4(h) below, each Holder shall have the right to convert at any time and from time to time after the earlier to occur of (i) one (1) year following the date on which the Series C Preferred Stock is issued and (ii) the effectiveness of a registration statement filed by the Company pursuant to the terms of the Registration Rights Agreement between the Company and the Holders, all or any part of the shares of Series C Preferred Stock held by it into such number of fully paid and non-assessable shares of Common Stock, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Company (the "Conversion Shares"), as is computed in accordance with the terms hereof (a "Conversion").

         (b) Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, such number of its shares of Common Stock (the "Reserved Amount") as shall from time to time be sufficient to effect the Conversion of the Series C Preferred Stock.

         (c) Conversion Notice. In order to convert shares of Series C Preferred Stock, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by first class mail), at any time prior to 11:59 p.m., eastern time, on the date on which the Holder wishes to effect such Conversion (the "Conversion Date"), (i) a notice of conversion to the Company and to its designated transfer agent for the Common Stock (the "Transfer Agent") stating the number of shares of Series C Preferred Stock to be converted, the amount of Dividends accrued on the shares of Series C Preferred Stock then held by the Holder up to and including the Conversion Date, the applicable Conversion Price and a calculation of the number of shares of Common Stock issuable upon such Conversion (a "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Series C Preferred Stock being converted. The Holder shall thereafter send the original of such certificate or certificates by overnight mail to the Company. In the case of a dispute as to the calculation of the Conversion Price or the number of Conversion Shares issuable upon a Conversion, the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within three (3) business days of receipt of the Holder's Conversion Notice. The Company shall cause such accountant to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two business days following the day on which it received the disputed calculations. Such accountant's calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the Company.

         (d) Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be determined by dividing the Stated Value of the Series C Preferred Stock to be converted by the Conversion Price (as defined herein) in effect on the Conversion Date. The "Conversion Price" shall be Nine Dollars ($9.00) per share; provided, however, that the Conversion Price for any shares of Series C Preferred Stock which have not been converted or redeemed prior to the fifth
(5th) anniversary of the issuance of such Preferred Shares shall be equal to the average of the Closing Bid Prices for the Common Stock on the five (5) Trading Days occurring immediately prior to (but not including) the applicable Conversion Date.

         (e) Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice pursuant to paragraph 4(c) above, the Company shall, no later than the close of business on the later to occur of (i) the tenth (10th) business day following the Conversion Date set forth in such Conversion Notice and (ii) the business day following the day on which the original certificate or certificates representing the shares of Series C Preferred Stock being converted are received by the Company (the "Delivery Date"), issue and deliver or caused to be delivered to the Holder the number of Conversion Shares as shall be determined as provided herein. Conversion Shares delivered to the Holder shall contain a restrictive legend to the extent deemed necessary or appropriate by counsel to the Company.

         (f) No Fractional Shares. If any Conversion under this Section 4 or any adjustment under Section 5 would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common Stock issuable upon Conversion shall be the next higher number of shares or, at the option of the Company, shall be paid in cash in an amount calculated by multiplying the amount of the fractional share times the Closing Bid Price used to calculate the Conversion Price for such Conversion.

         (g) Mandatory Conversion. If at any time prior to Conversion of all of the Series C Preferred Stock, the Closing Bid Price for the Common Stock is in excess of Nine Dollars ($9.00) per share for forty-five (45) consecutive Trading Days, the Company shall have the right to require all of the remaining Holders of Series C Preferred Stock to convert all or any portion of such Series C Preferred Stock into Conversion Shares by delivering written notice to such Holders (the "Mandatory Conversion Notice"), provided, however, that the Company may not deliver a Mandatory Conversion Notice prior to the date of effectiveness of the registration statement to be filed by the Company with respect to the Conversion Shares in accordance with the Registration Rights Agreement by and among the Company and the initial Holders. Upon delivery of a Mandatory Conversion Notice, the Company and the Holders shall follow the procedures for Conversion set forth in this Section 4; provided, however, that the Holder shall not be required to send the Conversion Notice contemplated by paragraph 4(c).

5.       ADJUSTMENTS TO CONVERSION PRICE.

         (a) Adjustment to Conversion Price Due to Stock Split, Stock Dividend, Etc. If (A) the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, reclassification, the distribution to holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the then current market price thereof or other similar event, the Conversion Price shall be proportionately reduced, or (B) the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination or reclassification of shares or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Transfer Agent of such change on or before the effective date thereof. For purposes hereof, the market price per share of Common Stock on any date shall be the average of the closing sale prices for the Common Stock as reported by Nasdaq, or by the principal securities market on which the Common Stock is then traded, on the five (5) consecutive Trading Days (as herein defined) selected by the Company not later than, the earlier of the date in question and the Trading Day before the "ex" date, if any, with respect to the issuance or distribution requiring such computation. The term "ex" date, when used with respect to any issuance or distribution, means the first Trading Day on which the Common Stock trades regular way in the market from which such average closing price is then to be determined without the right to receive such issuance or distribution. In the absence of one or more such quotations, the Company shall determine the current market price on the basis of such quotations as it considers appropriate.

         (b) Adjustment to Conversion Price. If, prior to the Conversion of all of the shares of Series C Preferred Stock, the number of outstanding shares of Common Stock is increased or decreased by a stock split, stock dividend, combination, reclassification or other similar event, which event shall have an effective date during the reference period for determination of the Conversion Price for any Conversion thereof, the Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all Trading Days immediately preceding the Conversion Date.

         (c) Adjustment Due to Merger, Consolidation, Etc. If, prior to the Conversion of all of the shares of Series C Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially all the Company's assets, then such Holder shall thereafter have the right to receive upon Conversion of the shares of Series C Preferred Stock, upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon Conversion, such stock, securities and/or other assets, if any, which such Holder would have been entitled to receive in such transaction had such shares been converted immediately prior to such transaction (provided that nothing contained herein is intended to fix the Conversion Price as of the date immediately prior to such transaction, and the Conversion Price, as equitably adjusted pursuant to the provisions of this Section 5, shall continue to be governed by the terms of Section 4(d)), and in any such case appropriate provisions shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon a Conversion) shall thereafter be applicable as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not consummate any transaction described in this subsection 5(c) unless (i) it first gives to each Holder prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, redemption or other similar event, and makes a public announcement of such event prior to, or at the same time that it gives such notice and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligations of the Company under this Certificate of Designation, including the terms of this subsection 5(c).

         (d) Distribution of Assets. If the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, by way of return of capital or otherwise, including any dividend or distribution in shares of capital stock of a subsidiary of the Company (collectively, a "Distribution"), then, upon a Conversion by a Holder occurring after the record date for determining shareholders entitled to such Distribution but prior to the effective date of such Distribution, the Holder shall be entitled to receive the amount of such assets which would have been payable to such Holder had such Holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution. The Conversion Price for shares of Series C Preferred Stock not converted prior to the effective date of a Distribution shall be reduced to a price determined by decreasing the Conversion Price in effect immediately prior to the record date of the Distribution by an amount equal to the fair market value of the assets so distributed, as determined by mutual agreement of the Company and each Holder.

6.       REDEMPTION.

         (a) Redemption. (i) Optional Redemption. At any time, and from time to time, following the third (3rd) anniversary of the issuance of the Series C Preferred Stock, the Company shall have the right and option to redeem (an "Optional Redemption") all or any portion of the Series C Preferred Stock upon not less than thirty (30) days' prior written notice to the Holders (the "Redemption Notice"). The Redemption Notice shall indicate the number of Preferred Shares to be redeemed and the effective date (the "Redemption Date") of such redemption. Any Holder may elect to convert his or her Preferred Shares into Conversion Shares in accordance with the terms and conditions of this Certificate of Designations at any time prior to the expiration of the thirty
(30) day period specified in the Conversion Notice, in which case the provisions of Section 4 shall apply to such Conversion.

                  (ii) Redemption Upon Conversion. Upon the receipt of a Conversion Notice at any time following the fifth (5th) anniversary of the issuance of the Series C Preferred Stock, the Company shall have the right and option, in lieu of converting the Preferred Shares into Conversion Shares, to redeem for cash all or any portion of the Series C Preferred Stock which is subject to such Conversion Notice (the "Conversion Redemption"). The Company shall exercise its right to redeem such Series C Preferred Stock by delivering written notice thereof to the Holders who delivered the subject Conversion Notice within five (5) business days after receipt by the Company of the applicable Conversion Notice (also, a "Redemption Notice"). The Redemption Notice shall indicate the number of Preferred Shares to be redeemed and the effective date of such redemption (also, a "Redemption Date"), which shall be no later than thirty (30) days following the date of the Redemption Notice.

         (b) Redemption Price. The "Redemption Price" shall be equal to the Liquidation Preference of the shares of Series C Preferred Stock being redeemed.

         (c) Payment of Redemption Price. The Company shall pay the applicable Redemption Price for each Preferred Share being redeemed to each Holder within five (5) business days of the applicable Redemption Date. Upon redemption of a share of Series C Preferred Stock, the Holder shall deliver such share to the Company for cancellation against payment of the Redemption Price.


7.       MISCELLANEOUS.

         (a) Transfer of Series C Preferred Stock. Prior to the first anniversary of the issuance of the Series C Preferred Stock, a Holder may not sell, transfer or otherwise dispose of all or any portion of the shares of Series C Preferred Stock, except to another Holder, and then only pursuant to an appropriate exemption from the registration requirements of the Securities Act. Following the first anniversary of the issuance of the Series C Preferred Stock, a Holder may sell, transfer or otherwise dispose of all or any portion of the shares of Series C Preferred Stock to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or such Holder delivers an opinion of counsel to the effect that such sale, transfer or disposition is exempt from registration thereunder; provided that no such opinion shall be required in the event of a sale by such Holder to an affiliate thereof or pursuant to Rule 144 under the Securities Act. From and after the date of such sale, transfer or disposition, the transferee hereof shall be deemed to be a Holder. Upon any such sale, transfer or disposition, the Company shall, promptly following the return of the certificate or certificates representing the shares of Series C Preferred Stock that are the subject of such sale, transfer or disposition, issue and deliver to such transferee a new Certificate in the name of such transferee.

         (b) Lost or Stolen Certificate. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series C Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of such certificate if mutilated, the Company shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.

         (c) No Voting Rights. The Holders of the Series C Preferred Stock shall have no voting rights with respect to the business, management or affairs of the Company.

         (d) Cancellation of Preferred Shares. Upon the conversion or redemption of a Preferred Share, the Company shall immediately cancel such Preferred Share and shall not reissue such Preferred Share. All Series C Preferred Stock which shall have been issued and reacquired in any manner by the Company shall be restored to the status of authorized but unissued shares of preferred stock of the Company, without designation as to class or series.

         (e) Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate of Designations shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., eastern time, on a business day or, if such day is not a business day, on the next succeeding business day, (ii) on the next business day after timely delivery to an overnight courier and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

                  If to the Company:

                  Metal Management, Inc.
                  500 North Dearborn Street, Suite 405
                  Chicago, Illinois 60610
                  Attn: Secretary
                  Fax: 312-645-0714

                  With a copy to:

                  Shefsky & Froelich Ltd.
                  444 North Michigan Avenue
                  Chicago, Illinois 60611
                  Attn: Stuart M. Savitz, Esq.
                  Fax: 312-527-5921

and if to any Holder, to such address as shall be designated by such Holder in writing to the Company or if no such designation is made, to:

                  F. Perlman & Company, Inc.
                  475 North Dunlap
                  P.O. Box 582
                  Memphis, Tennessee  38101

         (f)      Protective Provisions.

                  So long as shares of Series C Preferred Stock are outstanding, the Company shall not, without first obtaining the approval of the Holders of at least a majority of the then outstanding shares of Series C Preferred Stock alter or change the rights, preferences or privileges of the Series C Preferred Stock or any other capital stock of the Company so as to affect adversely the Series C Preferred Stock (provided that the Company may issue classes of stock senior to the Series C Preferred Stock without in any way violating the provisions of this paragraph).

                  In the event that Holders of at least a majority of the then outstanding shares of Series C Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock, pursuant to the terms hereof, so as to affect the Series C Preferred Stock, then the Company will deliver notice of such approved change to the holders of the Series C Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert their shares of Series C Preferred Stock into Conversion Shares pursuant to the terms of this Certificate of Designations as they existed prior to such alteration or change or continue to hold their shares of Series C Preferred Stock.

         (g) Fractional Shares. The shares of Series C Preferred Stock may be issued by the Company in whole units or in fractional shares, as determined by the Company.

         IN WITNESS WHEREOF, the Company has executed this Certificate of Designations as of the 2nd day of November, 1998.

METAL MANAGEMENT, INC.


By: /s/ David A. Carpenter
    -------------------------------------
   Name: David A. Carpenter
   Title: Vice President, General Counsel and Secretary